Exhibit 10.1

MINERAL LEASE AGREEMENT

THIS MINERAL LEASE AGREEMENT (hereinafter the “Mineral Lease”) is made and entered into as of this 23rd day of January, 2012, by and between Can Cal Resources, Ltd., a Nevada corporation, as Lessor (hereinafter referred to as “Can-Cal” or “Lessor”) and GoodCorp Inc., as Lessee, (hereinafter referred to as “GoodCorp” or “Lessee”).

W I T N E S S E T H :

WHEREAS, Can-Cal is the owner of that certain property situated 45 miles east of the city of Barstow, CA, containing 120 acres, more or less, which property, including all Ore and Minerals (as hereinafter defined) situated therein, thereon and thereunder and all improvements thereon and appurtenances thereto, is hereinafter referred to as the “Property” and is more fully described on Exhibit A, attached hereto;

WHEREAS, GoodCorp desires to enter this Mineral Lease Agreement for the Property from Can-Cal, in order to separate the available Fines, and Can-Cal desires to enter into this Mineral Lease Agreement in order to enable GoodCorp the opportunity for the separation of the Fines situated thereon the Property, for the mutual benefit of GoodCorp and Can-Cal;

NOW, THEREFORE, in consideration of ten dollars ($10.00) in hand paid to Can-Cal, the receipt and sufficiency of which are hereby acknowledged, and further in consideration of the covenants hereinafter set forth, Can-Cal and GoodCorp agree as follows:

1. DEMISE. Lessor does hereby lease and demise the Property to GoodCorp for the Term and upon the covenants and conditions set forth in this Mineral Lease for the purposes of extracting, separating and removing the Fines contained within the gravel lying upon such Property and for other purposes set forth herein.

2. DEFINITIONS. The following words and terms wherever used in this Mineral Lease are defined as follows:

“Environmental Laws” means all federal, state, county, territorial, regional, municipal and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment or the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials.

“Fines” means that portion of the Ore that is separated using 40 mesh or greater separating equipment.

“Hazardous Materials” means any hazardous or toxic substance, material or waste that is regulated by any federal, state, county, territorial, regional, municipal or local governmental authority under any Environmental Law now or hereafter effective, including, without limitation, any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

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“Minerals” shall mean all minerals as set forth in Exhibit B that are included in the Fines and mineral substances of whatsoever nature and character, including any Precious Metals that are not specifically listed in Exhibit B, now known to exist or which may be subsequently discovered or subsequently classified as minerals or mineral substances, irrespective of whether at the time of the execution of this Mineral Lease any said mineral or substance was considered in connection with the Property.

“Ore” shall mean the gravel, rock, sediments, and other materials currently stockpiled on the Property.

“Tailings” shall mean the material and residue of Ore after extracting and separating the Fines.

“Term” shall mean the initial term of this Mineral Lease and any extension and renewal thereof.

“Waste Material” shall mean Fines extracted and separated by GoodCorp which does not have commercial value for its mineral content.

3.  RIGHTS OF LESSEE. Can-Cal grants unto GoodCorp the following rights and privileges on the Property:

(a) The exclusive right and privilege during the Term of this Mineral Lease to extract and separate Fines which may be found upon the Property, in such manner as GoodCorp, in its sole discretion, deems advisable; the rights set forth in the preceding sentence shall be exclusive to GoodCorp for the stated purposes of this lease, but limited by the following proviso clause; provided, however, that GoodCorp is specifically prohibited from the sale, transfer or removal of any Ore other than Fines from the Property without expressed agreement by Can-Cal;

(b) The non-exclusive right to use and affect the surface of the Property, as may be necessary or incidental to the exercise of the rights herein granted;

(c) The exclusive right to stockpile Fines, from the Property, on the Property so long as this Mineral Lease is in effect, provided such stockpiles are in compliance with all applicable Environmental Laws;

(d) The non-exclusive right to deposit Tailings on the Property following the separation process;

(e) The exclusive right, to construct, assemble, erect, use, maintain, improve, repair, replace, rebuild, remove and relocate in or upon the Property such machinery, equipment, and such other improvements and services, including roads, inclines, drifts, entry ways, pipelines, telephone lines, electric transmission lines, railroads, or conveyors, as may be necessary or incidental to the extraction and separation of Fines and the sale and disposition of Minerals produced from the Fines. In the event that Can-Cal and GoodCorp mutually agree that access to a railroad spur should be available, all costs with respect to gaining access to the railroad spur will be shared equally between Can-Cal and GoodCorp;

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(f) The non-exclusive right to use, subject to applicable laws, rules and regulations and in compliance with all Environmental Laws, any surface or ground water situated within or upon the Property in connection with GoodCorp's operations hereunder; provided, however, that GoodCorp shall not take water from Lessor's existing wells, tanks or surface reservoirs without the written consent of Lessor, which consent shall not be unreasonably withheld;

(g) The non-exclusive right, to be exercised in connection with GoodCorp's operations hereunder, to cut and use timber situated upon the Property, subject to the provisions of Paragraph 5 below; and

(h) all other rights and privileges which are necessary to GoodCorp in the exercise of any or all of the rights hereinabove set forth which are not in conflict with Lessor’s rights under this Mineral Lease or with applicable state, federal or local laws, ordinances and regulations including, without limitation, all Environmental Laws.

4. TERM. The Term of this Mineral Lease shall commence on the date of this Mineral Lease, and as first set forth above and shall, subject to GoodCorp's right to terminate as set forth in Paragraph 16 below, and to Lessor's right to terminate as set forth in Paragraph 17 below, continue for an initial period of ten (10) years from said date, unless extended pursuant to the terms hereof. The Lessee shall have the option to extend the Term of this Mineral Lease for an additional five (5) year period exercisable at any time no less than three (3) months prior to the expiry of the initial term, provided that the Lessee and the Lessor shall renegotiate the Production Payments, which negotiations the Lessee and the Lessor shall enter into and pursue in good faith.

5. DAMAGES. GoodCorp shall pay Lessor reasonable compensation for any damages to fences, existing structures or other tangible improvements, timber, crops or livestock resulting from GoodCorp's operations on the Property, but GoodCorp shall not be liable for consequential, special or incidental damages such as, but not limited to, loss of opportunity or loss of future profits. The determination of reasonable compensation for damages shall be mutually agreed upon by the parties hereto; but if the parties are unable to agree, then each shall appoint at its own expense a qualified appraiser to separately appraise the applicable amount of damages. The average of three (3) independent appraisals mutually agreed upon by both parties and shall be the basis of compensation.

6. PRODUCTION PAYMENT. In the event that GoodCorp shall extract, separate and remove from the property Fines in accordance with this Agreement, GoodCorp shall pay to Lessor a production fee (“Production Payment”), within thirty (30) days of such separation or removal, equal to:

(i) Twelve United States dollars (US$12.00) per ton of Fines removed from the Property for the initial 20,000 tons of Fines removed from the Property;

(ii) Eleven United States dollars and fifty cents (US$11.50) per ton of Fines removed from the Property in excess of 20,000 tons up to and including 40,000 tons of Fines removed from the Property;

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(iii) Eleven United States dollars (US$11.00) per ton of Fines removed from the Property in excess of 40,000 tons up to and including 60,000 tons of Fines removed from the Property;

(iv) Ten United States dollars and fifty cents (US$10.50) per ton of Fines removed from the Property in excess of 60,000 tons up to and including 80,000 tons of Fines removed from the Property;

(v) Ten United States dollars (US$10.00) per ton of Fines removed from the Property in excess of 80,000 tons up to and including 100,000 tons of Fines removed from the Property; and

7. TAILINGS AND WASTE MATERIAL. Lessee agrees that it will stockpile all Waste Material and Tailings on the Property and agrees that such stockpiles will be made and maintained in compliance with all applicable Environmental Laws.

8. BOOKS AND RECORDS: INSPECTION

(a) GoodCorp shall keep books and records necessary to document the quantity and quality of all Fines extracted and separated on the Property and all Minerals produced from the Fines. Each month GoodCorp would provide an elemental analysis of the material produced provided by an independent laboratory and the results will be forwarded to Can-Cal.

(b) Lessee shall install and maintain a bucket scale or truck scale to weigh all Fines extracted and separated immediately prior to their removal from the Property. Lessee shall weigh all Fines extracted on the property by use of a bucket scale or truck scale to determine and record the net weight of all Fines that have been extracted from the property. Scale tickets or other automatic means shall be used to record the net weight of all such Fines. For the purpose of permitting verification by Lessor of any amounts due hereunder, Lessee will keep and preserve supporting documentation and records which shall disclose in reasonable detail all information required to permit Lessor to verify the Production Payment calculations under this Lease. Upon reasonable advance notice to Lessee, Lessor or its agents shall have the right, during Lessee’s regular business hours, to examine or audit such supporting documentation and records. Lessee shall retain such supporting documentation and records for a period of one (1) year following the termination or expiration of this Lease.

(c) On or before the 25th day of the month following commencement of operations by the lessee and for each full month of this Lease, Lessee shall forward to Lessor, at the address herein given or at such other place or places as Lessor shall from time to time designate in writing, monthly reports indicating thereof the quantity of Fines extracted and dispatched from the Property during the previous month, as well as a computation of the Production Payment due thereon, and a check in payment of the total amount due thereon.

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(d) In the event that Lessor and GoodCorp cannot agree as to the accuracy of the calculation of the Production Payment, then either party may refer the matter to arbitration under Paragraph 19 hereof.

9. PERFORMANCE OBLIGATIONS

(a) Operations and Reclamation. GoodCorp shall conduct its operations (including all reclamation work) on the Property in a careful and workmanlike manner and in compliance with all applicable laws, ordinances and regulations of all governmental authorities having jurisdiction over the Property or GoodCorp's operations including, without limitation all Environmental Laws.

(b) Notice of Discovery. GoodCorp shall notify in writing Can-Cal in the event that GoodCorp discovers Precious Metals, as set forth in Exhibit C, on the Property.

(c) Pledge Not to Compete. GoodCorp and Cal-Cal shall not, and each shall cause its affiliates and associates to not, conduct its business in a manner which is in competition with the other parties business.

10. TAXES AND UTILITIES.

(a) Lessee shall pay prior to delinquency all personal property taxes applicable to Lessee’s personal property, fixtures, furnishing and equipment located on the Property, as well as all production or severance taxes computed or based upon removal by Lessee of Materials from the Property. If Lessee shall in good faith desire to contest the validity or amount of any tax, assessment, levy, or other governmental charge herein agreed to be paid by Lessee, Lessee shall be permitted to do so, and to defer payment of such tax or charge, until final determination of the contest. If the outcome of such contest is unfavorable to Lessee, Lessee shall immediately pay all taxes, charges, interest and penalties determined to be due.

(b) Lessee agrees to pay all expenses for heat, electricity, lighting, telephone, waste management fees and charges for water assessed against the Leased Premises after Lessee takes physical possession of the Leased Premises, arising from Lessee’s activities thereon, at such time as said charges become due. After the Lessee takes physical possession of the Leased Premises and is in the production phase, the Lessor agrees that it will not allow any third party to occupy the Property/Leased Premises without the prior written approval of the Lessee.

11. PERMITS.

(a) Lessee shall use its good faith efforts to cause all permits associated with its operations on the Property to be issued in the names of Lessee and Lessor provided, however, that the parties agree and acknowledge that such permits are only applicable for activities associated with the extraction, separation and removal of Fines. Lessee shall pay for any fees or costs associated with obtaining and maintaining such permits.

(b) In the event that Lessee's permits are terminated or not renewed as a result of Lessor's actions, Lessee may, in its sole discretion, either (i) terminate this Lease with no further obligations hereunder; or (ii) suspend the term of this Lease until Lessee reinstates such permits, up to a maximum period of two (2) years. During such suspension period, Lessee shall have no obligation to make any Production Payments. In the event Lessee's permits are not reinstated prior to the expiration of such two (2) year period, or in the event Lessee notifies Lessor that it has abandoned its efforts to reinstate such permits, this Lease shall terminate, and Lessee shall have no further obligations hereunder. In the event that Lessee reinstates such permits within such two (2) year period, the applicable term of this Lease shall be extended for the period of suspension.

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12. LESSOR’S RESERVED RIGHTS

(a) The rights of Lessee granted hereby shall be subject to Lessor's reserved concurrent right to use the Property for the purpose of exploration, development and mining of Minerals other than from Fines and the use of any surface or underground water or water rights occurring on or appurtenant to the Property; so long as Lessor's use does not interfere with the rights granted Lessee herein. Lessee shall be entitled to compensation for any damages caused to Lessee by Lessor's use of the Property.

(b) Lessor shall not conduct its operations in any way which would adversely affect Lessee's use of the Property in accordance with this Agreement.

(c) Lessor agrees that for so long as this Lease is in effect, it will not use (and subject to section 22, will cause any subsequent lessee or sub-lessee to not use) any Minerals from the Property in any manner which is in competition with Lessee's operations in accordance with this Agreement.

13. INSURANCE. Each party shall, at its sole cost and expense, commencing no later than the date upon which the Lessee commences operations on the Property, and continuing throughout the duration of this Lease, obtain, keep, and maintain in full force and effect comprehensive general public liability insurance against claims for personal injury, bodily injury, death, or property damage occurring in, upon, or about the Property in an amount of not less than Five Million United States Dollars (US$5,000,000.00) in respect to injury or death of one person and to the limit of not less than Five Million United States Dollars (US$5,000,000.00) in respect to any one accident, and to the limit of not less than Five Million United States Dollars (US$5,000,000.00) in respect to property damage with respect to the use of the Property. Each party shall deliver to the other party certificates of insurance, which shall declare that the respective insurer may not cancel the same, in whole or in part, without giving each party written notice of its intention to do so at least thirty (30) days' prior written notice.

14. INDEMNIFICATION.

(a) Lessee shall pay, defend and indemnify and hold Lessor and its officers, directors, shareholders, agents and employees (“Lessor Indemnified Parties,” individually a “Lessor Indemnified Party”) harmless from and against any and all claims of liability for injury or damage to any person or property arising from the use of the Property by Lessee, or from the conduct of Lessee's business, or from any activity, work or thing done, permitted or suffered by Lessee or Lessee's invitees, licensees, agents, contractors or employees in or about the Property or elsewhere. Lessee shall further pay, defend, indemnify and hold the Lessor Indemnified Parties harmless from and against any and all claims arising from any breach of any representation, warranty or covenant hereunder, or default in the performance of any obligation on Lessee's part to be performed under this Lease, or arising from any negligence of Lessee or Lessee's invitees, licensees, agents, contractors or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or action or proceeding brought thereon. In the event any action or proceeding is brought against any Lessor Indemnified Party by reason of any such claim, Lessee, upon notice from such Lessor Indemnified Party, shall defend the same at Lessee's expense by counsel reasonably satisfactory to such Lessor Indemnified Party.

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(b) Lessor shall pay, defend and indemnify and hold Lessee and its officers, directors, shareholders, agents and employees (“Lessee Indemnified Parties,” individually a “Lessee Indemnified Party”) harmless from and against any and all claims of liability for injury or damage to any person or property arising from the use of the Property by Lessor, or from the conduct of Lessor's business, or from any activity, work or thing done, permitted or suffered by Lessor or Lessor's invitees, licensees, agents, contractors or employees in or about the Property or elsewhere. Lessor shall further pay, defend, indemnify and hold the Lessee Indemnified Parties harmless from and against any and all claims arising from any breach of any representation, warranty or covenant hereunder or default in the performance of any obligation on Lessor's part to be performed under this Lease, or arising from any negligence of Lessor or Lessor's invitees, licensees, agents, contractors or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or action or proceeding brought thereon. In the event any action or proceeding is brought against any Lessee Indemnified Party by reason of any such claim, Lessor, upon notice from such Lessee Indemnified Party, shall defend the same at Lessor's expense by counsel reasonably satisfactory to such Lessee indemnified Party.

15. LIENS. If any liens or claims of mechanics, laborers, or material men shall be filed against the Property or any part or parts thereof, for any work, labor, or materials furnished or claimed to be furnished to Lessee, or on behalf of Lessee, then Lessee shall cause such lien to be discharged within thirty (30) days after the date such lien is filed; or if such lien is disputed by Lessee and Lessee contests the same in good faith, Lessee shall cause such lien to be discharged within thirty (30) days after the date of any judgment by any court of competent jurisdiction shall become final.

16. LESSEE’S RIGHT TO TERMINATE. GoodCorp may terminate this Mineral Lease:

(i) With the prior written consent of Can-Cal;

(ii) If any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

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(iii) In the event that Can-Cal files a petition in bankruptcy or be adjudicated a bankrupt or insolvent, or make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or discontinue or dissolve its business, or if a receiver is appointed for Can-Cal’s business and such receiver is not discharged within thirty (30) days; or

(iv) If Can-Cal breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Mineral Lease, without curing such failure with ten (10) days written notice thereof (or moving to cure such failure is the event of such failure cannot be feasibly cured within such period);

(v) If there is a change of control of Can-Cal, including a change in the majority of the board of directors of Can-Cal;

17. LESSOR’S RIGHT TO TERMINATE. Can-Cal may terminate this Mineral Lease:

(i) With the written consent of GoodCorp;

(ii) If any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(iii) If GoodCorp breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Mineral Lease, without curing such failure within thirty (30) or longer if necessary given the situation) days written notice thereof (or moving to cure such failure is the event of such failure cannot be feasibly cured within such period

(iv) In the event that GoodCorp fails to obtain or maintain sufficient property liability insurance, which policies shall be made available to Can-Cal upon GoodCorp’s commencement of mining, excavation or construction, of any kind whatsoever, on the Property, without curing such failure with thirty (30) days written notice thereof; provided, however, that during such notice period GoodCorp shall cease any and all activity on the Property until such cure (or termination);

(v) In the event that GoodCorp files a petition in bankruptcy or be adjudicated a bankrupt or insolvent, or make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or discontinue or dissolve its business, or if a receiver is appointed for GoodCorp’s business and such receiver is not discharged within thirty (30) days;

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(vi) In the event that GoodCorp (i) fails to notify Can-Cal of its discovery of any Precious Metals, as set forth in Exhibit C, on the Property or (ii) sells, transfers or removes Precious Metals, as set forth in Exhibit C, from the Property without the prior written consent of Can-Cal, this Mineral Lease shall at Can-Cal’s option terminate upon written notice by Can-Cal to GoodGorp.

18. EXPROPRIATION.

(a) In the event a part of the Property shall be taken, by eminent domain for any public or quasi-public purpose, or transferred by agreement in connection with such public or quasi-public use, with or without any expropriation or condemnation proceeding being instituted, and such taking does not materially affect Lessee's operations, only the Lease on the portion taken shall then expire, on the date when title to such portion of the Property vests in the appropriate authority or on the date possession is required to be surrendered, whichever is earlier. The compensation or damages for this taking shall be apportioned by and between the Lessor and Lessee taking into consideration the residual value of the land and surface rights to Lessor, the value of this Lease and the unseparated Fines at the time of taking to the Lessee, and the future anticipated royalties to the Lessor.

(b) In the event that all or substantially all of the Property shall be taken by eminent domain for any public or quasi-public purpose such that Lessee's operations are no longer economically feasible, then this Lease shall expire on the date when title to the Property vests in the appropriate authority or on the date possession is required to be surrendered, whichever is earlier. The compensation or damages for this taking shall be apportioned by and between the Lessor and Lessee taking into consideration the residual value of the land and surface rights to Lessor, the value of this Lease and the unseparated Fines at the time of taking to the Lessee, and the future anticipated royalties to the Lessor.

(c) A voluntary sale or conveyance under threat of expropriation or condemnation but in lieu thereof, shall be deemed an appropriation or taking under the power of eminent domain.

19. ARBITRATION. Any disagreement between the Lessor and the Lessee shall be referred to arbitration before a single arbitrator pursuant to the rules and regulations of the American Arbitration Association. The decision of any such arbitrator shall be final and binding on the parties and the costs and fees relating thereto shall be borne and paid in the manner the arbitrator determines to be fair and equitable.

20. SUBORDINATION. This Lease at Lessor's option shall be subject and subordinate to the lien of any mortgages or deeds of trust in any amount whatsoever now or in the future placed on or against the Property; provided, however, that as long as Lessee is not in default hereunder, any lien or encumbrance shall provide that the holder thereof will recognize Lessee's rights under this Lease notwithstanding foreclosure of such lien or encumbrance.

21. NOTICES. Any notice or other communication which may be permitted or required under this Lease shall be in writing and shall be delivered personally or sent by United States registered or certified mail, postage prepaid, addressed as follows, or to any other address as either party may designate by notice to the other party:

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If to Lessor	Can-Cal Resources Ltd. 8205 Aqua Spray Avenue, Las Vegas, NV 89128 Las Vegas, Nevada 89128 USA
With a copy to:	Davis LLP 1000, 250 2nd Street S.W. Calgary, Alberta T2P 0C1 Attention: Roy H. Hudson
If to Lessee:	GoodCorp Inc. 715 Sunset Blvd, Suite 100 Los Angeles CA 90046 Attention Mr. Chandler Warren

22. ASSIGNMENT. Lessee shall not assign or transfer this Lease, or sublet the Property or any part thereof, without Lessor's prior written consent, which consent will not be unreasonably withheld or delayed; except that such consent shall not be required if such sublease, assignment, or transfer by Lessee is to an affiliate of Lessee.

23. BINDING ON SUCCESSORS AND ASSIGNS. All covenants, agreements, provisions, and conditions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, personal representatives, successors, and assigns.

24. PARTIAL INVALIDITY. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, then the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. In the event that any provision of Agreement relating to the time periods and/or geographic areas of any restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas that such court deems reasonable and enforceable, the time period and/or geographic areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or geographic areas.

25. GOVERNING LAW. This Lease shall be governed by the laws of the State of California.

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26. CAPTIONS. The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions of this Lease.

27. NO WAIVER. No waiver of any covenant or condition contained in this Lease or of any breach of any such covenant or condition shall constitute a waiver of any subsequent breach of such covenant or condition by either party or justify or authorize the non-observance on any other occasion of the same or any other covenant or condition.

28. ENTIRE AGREEMENT; MODIFICATION. This Lease represents the entire understanding and agreement between the parties and supersedes all prior written instruments or memoranda with respect thereto. No modification of this Lease shall be binding unless it is in writing and executed by an authorized representative of Lessor and Lessee.

29. COUNTERPARTS. This Lease may be executed in one or more counterparts which, together, shall constitute an original and binding agreement on the parties hereto.

30. RELATIONSHIP OF THE PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, partnership, or joint venture between the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.

31. INCORPORATION OF EXHIBITS. This Lease shall be deemed to have incorporated by reference all of the Exhibits referred to herein to the same extent as if such Exhibits were fully set forth herein.

32. ATTORNEYS’ FEES. If either party takes any steps or brings any action to compel performance of or to recover for breach of any term of this Lease, the losing party shall pay reasonable attorneys' fees of the prevailing party, in addition to the amount of any judgment and costs.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

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Executed on January 23, 2012 LESSEE:

GOODCORP INC.

_________________________________

By: A. Chandler Warren, Executive Vice President

LESSOR:

CAN-CAL RESOURCES, LTD.

By: G. Michael Hogan, President & CEO

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Exhibit A

The Pisgah Mine Project is located in San Bernardino County, 72 kilometers (45 miles) east of the city of Barstow, California, and 307 kilometers (192 miles) south-southeast of Las Vegas, Nevada, United States. Barstow lies near the southwest border of California, east of the junction of Interstate 15, Interstate 40 and U.S. Route 66. The Project is centered at Latitude 34o 44' 47” North, Longitude 116o 22' 29” West, or UTM (metric) co-ordinates 55700 E/384500 N in Zone 11, datum point NAD 27. It lies within Section 32, Township 8 North, Range 6 East from San Bernardino Meridian. It has an area of 48.4 hectares (120.2 acres). In 1997 Can-Cal Resources Ltd., a Las Vegas, NV based exploration company, gained 100% ownership of the claim which covers the Pisgah property.

Access to the Pisgah Project is by the paved 2-lane paved road from the junction of Interstate 15 and Interstate 40 just east of Barstow, California travel east along Interstate 40 for 52 kilometers (32.5 miles). Take the Hector Rd. Exit and turn right onto Hector Rd. From here turn left onto Historic Route 66 for 7.4 kilometers (4.6 miles), and then turn right (south) onto the Pisgah Crater road. Follow this road for 3.2 kilometers (2.0 miles) to the Pisgah Crater workings.

The Pisgah Mining Property lies near the south end of the Mojave Desert. The region forms the southwestern extent of Precambrian continental North America and rests at the present plate edge formed by the San Andreas transform fault. An oceanic plate has bordered the region since late Precambrian time. Starting in late Miocene time the Mojave Desert area was dissected by NW-trending right-lateral strike-slip faults with local areas of E-trending left-lateral strike-slip faults.

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Exhibit B - Minerals

1. Lithium

2. Boron

3. Sodium

4. Magnesium

5. Aluminium

6. Potassium

7. Calcium

8. Scandium

9. Chromium

10. Vanadium

11. Manganese

12. Cobalt

13. Nickel

14. Zinc

15. Copper

16. Arsenic

17. Selenium

18. Strontium

19. Rubidium

20. Yttrium

21. Zirconium

22. Niobium

23. Molybdenum

24. Cadmium

25. Tin

26. Antimony

27. Barium

28. Caesium

29. Lanthanum

30. Cerium

31. Praseodymium

32. Neodymium

33. Samarium

34. Europium

35. Gadolinium

36. Terbium

37. Dysprosium

38. Holmium

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39. Erbium

40. Thulium

41. Ytterbium

42. Lutetium

43. Hafnium

44. Tantalum

45. Tungsten

46. Thallium

47. Lead

48. Thorium 49. Uranium

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Exhibit C—Precious Metals

1. Platinum

2. Rhodium

3. Gold

4. Iridium

5. Osmium

6. Palladium

7. Rhenium

8. Ruthenium

9. Silver

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